THE LILLY NON-EMPLOYEE DIRECTORS'

                               DEFERRED STOCK PLAN

                 (As Amended and Restated as of August 1, 1994)





Section 1.  Establishment of the Plan.



There is hereby established a plan whereby certain Directors of the Company can share in the long-term growth of the Company by acquiring an ownership interest in Company.  The Plan covers only Directors who are not current or former full-

time salaried employees of the Company and who do not Participate in The Lilly

Deferred Compensation Plan.



Section 2.  Definitions.



When used in the Plan, the following terms shall have the definitions set forth in this Section 2:



     2.1.  Accrual Date.  The term "Accrual Date" means the first day in

     December of each calendar year on which the common stock of the Company is traded, or such other annual date, not earlier than the third Monday in

     February, established by the Committee as the date as of which Shares are allocated to each Share Account.



     2.2.  Beneficiary.  The term "Beneficiary" means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries)

     designated pursuant to subsection 6.2 hereof.



     2.3.  Board of Directors.  The term "Board of Directors" means the Board of

     Directors of the Company.



     2.4.  Committee.  The term "Committee" refers to the Compensation and

     Management Development Committee of the Board of Directors, provided that no Participant shall be considered to be a member of the Committee for purposes of the Plan.



     2.5.  Company.  The term "Company" means Eli Lilly and Company.



     2.6.  Company Credit.  The term "Company Credit" means an amount computed,

     and credited annually to a Director's Interest Account at a rate that is two percent (2%) above the rate that the Treasurer of the Company determines was the rate of interest charged by Chemical Bank, New York, New

     York (the "Bank") on loans made on the immediately preceding December 15 or, if the Bank was closed on December 15, the last day preceding December

     15 on which the Bank was open for business.



     2.7.  Director.  The term "Director" means each member of the Board of

     Directors who is not and has never been a full-time salaried employee of the Company.



     2.8.  Dividend Allocation Date.  The term "Dividend Allocation Date" means the first Monday that (a) follows a Dividend Payment Date and (b) is the third Monday of a Month.



     2.9.  Dividend Payment Date.  The term "Dividend Payment Date" means the date as of which the Company pays a cash dividend on Shares.



     2.10.  Dividend Record Date.  The term "Dividend Record Date" means, with respect to any Dividend Payment Date, the date established by the Board of

     Directors as the record date for determining shareholders entitled to receive payment of the dividend.



     2.11.  Individual Accounts.  The term "Individual Accounts" or "Accounts"

     means the two separate accounts (the Share Account and the Interest

     Account) established under the Plan for each Director as described in

     Section 4 hereof.  When used in the singular, the terms shall refer to one or the other of those accounts, as the context requires.



     2.12.  Participant.  The term "Participant" means a Director who becomes a participant in the Plan in accordance with Section 3 hereof.



     2.13.  Plan.  The term "Plan" mean The Lilly Non-Employee Directors'

     Deferred Stock Plan, as set forth herein and as it may be amended from time to time.



     2.14.  Share.  The term "Share" means a share of common stock of the

     Company.



Section 3.  Participation.



Each Director who participated in the Plan immediately before the effective date of this amendment and restatement of the Plan shall continue as a Participant on such effective date.  Each person who is thereafter elected or appointed as a

Director shall become a Participant beginning the month in which such Director takes office.  A Participant shall cease to participate in the Plan when the

Participant ceases to be a Director.  For purposes of the Plan, a Participant shall be deemed to cease to be a Director on the first day of the month next following in which he last serves as a Director.



Section 4.  Individual Accounts.



The Company shall maintain two Individual Accounts in the name of each Director,

a Share Account and an Interest account, as follows:



     4.1.  Share Account.  The Share Account shall be denominated in Shares, and shall be maintained in fractions rounded to three (3) decimal places.



     4.2.  Interest Account.  The Interest Account (known previously as the

     "Cash Account") shall be denominated in U.S. Dollars, rounded to the nearest whole cent.  The opening balance of each Interest Account on

     January 1, 1988, shall be equal to the closing balance of the corresponding

     Cash Account maintained under the Plan on December 31, 1987.



     4.3.  Account Statements.  Within a reasonable time following the end of each calendar year, the Company shall render an annual statement to each

     Director.  The annual statement shall report the number of Shares credited to the Director's Share Account and the dollar amount credited to the

     Director's Interest Account as of December 31 of that year.



Section 5.  Allocations to Accounts.



     5.1.  Allocation of Shares.  As of the Accrual Date of each calendar year,

     there shall be allocated to the Share Account of each person who is a

     Director on that date, as part of the compensation to such Director for service on the Board of Directors, four hundred (400) Shares.  Shares allocated to each Director's Share Account shall be hypothetical and not issued or transferred by the Company until payment is made pursuant to

     Section 6 hereof.



     5.2.  Cash Dividends.  Cash dividends paid on Shares shall be deemed to have been paid on the Shares allocated to each Director's Share Account as if the allocated Shares were actual Shares issued and outstanding on the

     Dividend Record Date. An amount equal to the amount of such dividends shall be credited to each Interest Account as of each Dividend Allocation Date.



     5.3.  Accrual of Company Credit.  The Treasurer of the Company shall determine the annual rate of Company Credit on or before December 31 of each calendar year.  This rate shall be effective for the following calendar year.  The Company Credit shall accrue monthly, at one-twelfth of the applicable annual rate, on all amounts credited to the Director's

     Interest Account, including the Company Credits for prior years.  The

     Company Credit shall not accrue on any amount distributed to the Director

     (or to the Director's Beneficiary) during the month for which the accrual is determined, except where an amount is distributed to a Beneficiary in the month of the Director's death.  The Company Credit for each year shall be credited to each Director's Account as of December 31 of that year and shall be compounded annually.



     5.4.  Capital Adjustments.  The number of Shares referred to in subsection

     5.1 hereof and the number of Shares allocated to each Share account shall be adjusted to reflect stock dividends, stock splits, and

     reclassifications, as if those Shares were actual Shares.



Section 6.  Payment Provisions



     6.1.  Payment of Deferred Shares and Cash.  All payments to a Director (or to a Director's Beneficiary) with respect to the Director's Share Account shall be paid in Shares at which time the Shares shall be issued or transferred on the books of the Company.  All payments to a Director (or to a Director's Beneficiary) with respect to the Director's Interest Account shall be paid in cash.  Except with respect to compensation for which the

     Director elects a payment option in accordance with subsection 6.2 hereof,

     payment to the Director from each Account shall be made in a lump sum in

     January of the calendar year immediately following the calendar year during which the Director ceases to be a Director.  All Shares to be transferred hereunder shall be transferred out of treasury shares to the extent available.  Fractional shares shall not be transferred to a Director,

     provided that in the case of a final payment under the Plan with respect to a Director, any fractions remaining in the Director's Share Account shall be rounded up to the next whole Share and that number of whole Shares shall be transferred to the Director (or, after the Director's death, to the

     Director's Beneficiary).



     If Shares are not traded on The New York Stock Exchange on any day on which a payment of Shares is to be made under the Plan, then that payment shall be made on the next day on which Shares are traded on The New York Stock

     Exchange.



     6.2.  Payment Option.  Within thirty (30)days after becoming a Director,

     the Director may elect payment of the amount in either or both of his

     Individual accounts in annual installments over a period of two to ten years commencing in January of the calendar year immediately following the year during which the Director ceases to be a Director.  The amount of each installment with respect to the Interest Account shall be equal to the amount credited to the Interest Account as of December 31 next preceding the date of the installment payment divided by the number of installment payments that have not been made, and the amount of each installment with respect to the Director's Share Account shall be equal to the number of

     Shares credited to the Share Account as of the third Monday in the December next preceding the date of the installment payment divided by the number of installment payments that have not yet been made.  If the amounts credited to the Director's Individual Accounts are less than $25,000, the Committee,

     in it sole discretion, may pay out the amounts credited to the Director's

     Individual Accounts in a lump sum.



     After the thirty (30) day period described above expires, a Director may make a payment election for the first time or may amend a previous election;  provided, however that his final payment election shall control over all prior payment elections.



     6.3.  Payment Upon Death.  Within a reasonable period of time following the death of the Director, all of the Shares and cash credited to the

     Director's Individual Accounts shall be paid by the Company in a lump sum to the Director's Beneficiary.  For purposes of this subsection 6.3, the number of Shares credited to the Director's Share Account and the amount credited to the Director's Interest Account shall be determined as of the date of payment.  A Director may designate the Beneficiary, in writing, in a form acceptable to the Committee before the Director's death.  A Director may, before the Director's death, revoke a prior designation of Beneficiary and may also designate a new Beneficiary the consent of the previously designated Beneficiary provided that such revocation and new designation

     (if any) are in writing, in a form acceptable to the Committee, and filed with the Committee before the Director's death.  If the Director does not designate a Beneficiary, or if no designated Beneficiary survives the

     Director, any amount not distributed to the Director during the Director's life shall be paid to the Director's estate in a lump sum in accordance with this subsection 6.3.



     6.4.  Payment on Unforeseeable Emergency.  The Administrator may, in its

     sole discretion, direct payment to a Participant of all or of any portion of the Participant's Account balance, notwithstanding an election under

     Section 6.2. above, at any time that it determines that such Participant has an unforeseeable emergency and then only to the extent reasonably necessary to meet the emergency.  For purposes of this rule, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved --



           (i)  Through reimbursement or compensation by insurance or otherwise,



           (ii)  By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or



           (iii)  By cessation of deferrals under the Plan.



     Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.



Section 7.  Ownership of Shares.



A Director shall have no rights as a shareholder of the Company with respect to any Shares until the Shares are transferred to the Director on the books of the

Company.



Section 8.  Prohibition Against Transfer.



The right of a Director to receive payments of Shares and cash under the Plan may not be transferred except by will or applicable laws of descent and distribution.  A Director may not assign, sell, pledge, or otherwise transfer

Shares or cash to which he is entitled hereunder prior to transfer or payment thereof to the Director.



Section 9.  General Provisions.



     9.1.  Director's Rights Unsecured.  The Plan is unfunded.  The right of any

     Director to receive payments of Shares or cash under the provisions of the

     Plan shall be an unsecured claim against the general assets of the Company.



     9.2.  Administration.  Except as otherwise provided in the Plan, the Plan shall be administered by the Committee, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe, and implement the provisions of the Plan.



     9.3.  Legal Opinions.  The Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations and duties under the Plan, or with respect to any action,

     proceeding, or any questions of law, and shall not be liable with respect to any action taken, or omitted, by it in good faith pursuant to the advice of such counsel.



     9.4.  Liability.  Any decision made or action taken by the Board of

     Directors, the Committee, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction,

     administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties.  Neither the Committee nor a member of the Board of Directors and no employee of the

     Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.



     9.5.  Withholding.  The company shall have the right to deduct from all payments hereunder any taxes to be withheld from such payments.  The recipients of such payments shall bear all taxes on amounts paid under the

     Plan to the extent that no taxes are withheld thereon, irrespective of whether withholding is required.



     9.6.  Incapacity.  If the Committee determines that any person is entitled to benefits of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such person to such person's spouse, parent,

     brother, sister, or other party deemed by the Committee to have incurred expenses for such person.



     9.7.  Inability to Locate.  If the Committee is unable to locate a person to whom a payment is due under the plan for a period of twelve (12) months,

     commencing with the first day of the month as of which the payment becomes payable, the total amount payable to such person shall be forfeited.



     9.8.  Legal Holidays.  If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, such action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided, that this subsection

     9.8 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.



Section 10.  Amendment, Suspension, and Termination.



The Board of Directors shall have the right at any time, and from time to time,

to amend, suspend, or terminate the Plan, provided that no amendment or termination shall reduce the number of Shares or the cash balance in an

Individual Account, and provided further that the number of Shares allocated annually pursuant to subsection 5.1 hereof and the basis on which cash is paid with respect to dividends may not be changed more frequently than every calendar year.



Section 11.  Applicable Law.



The Plan shall be governed by, and construed in accordance with, the laws of the

State of Indiana, except to the extent that such laws are preempted by Federal law.



Section 12.  Effective Date.



The effective date of this amendment and restatement of the Plan is August 1,

1994.  Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of the

Plan that were then in effect.